Exhibit 10.1
SEPARATION AND MUTUAL RELEASE AGREEMENT

This Separation and Mutual Release Agreement (this “Agreement”), dated as of March 26, 2026, between Vitesse Energy, Inc. (the "Company") and Robert Gerrity (the "Executive") is entered into in connection with the Executive's resignation from his employment with and service to the Company and also constitutes a mutual release of liability against each other and the other releasees referred to herein.

WHEREAS, the Executive's employment with and service to the Company and its subsidiaries shall end on March 26, 2026 (the "Departure Date"); and

WHEREAS, the execution and delivery of this Agreement is a condition precedent to the Executive receiving the consideration described herein; and

NOW, THEREFORE, in consideration of the benefits being delivered under and pursuant to this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the parties hereby agree as follows:

1.SEPARATION OF EMPLOYMENT

A.This Agreement confirms that the Executive resigned from his positions as Chief Executive Officer, an executive officer of the Company, a member and Chairman of the Board of Directors (the “Board”), and in any other capacity with the Company or a subsidiary thereof, effective on the Departure Date. The "Effective Date" of this Agreement shall be the eighth (8th) day following the Executive's execution of this Agreement, provided it is not revoked in accordance with Section 11 below. However, following the Departure Date and for a period of six (6) months thereafter, the Executive shall be reasonably available on reasonable notice and subject to his personal and professional commitments to provide transition assistance.

B.Regardless of whether the Executive signs and returns this Agreement, he shall be entitled to his accrued, unused paid time off and reimbursed for all outstanding business expenses which were incurred prior to the Departure Date, promptly in accordance with applicable Company policy. In addition, the Executive and his covered dependents shall be allowed to continue to participate in the Company's current group medical, dental and vision insurance plans for the applicable period in accordance with applicable law (i.e., COBRA), provided that the Executive timely elects such coverage and pays all premiums for such coverage, except as set forth in Section 2(C) below.

C.The Executive acknowledges that he has been paid and/or has received all compensation, wages, bonuses, vested equity awards, commissions and/or benefits due at termination to which the Executive may be entitled and that no other compensation, wages, bonuses, equity awards, commissions and/or benefits are due to the Executive, except as expressly provided herein. In addition, the Executive acknowledges that the consideration set forth herein exceeds any payments and/or benefits to which he may be entitled in any agreement, verbal or written, as well as any employment or personnel policy, procedure or handbook, which may be applicable, and that he would not be entitled to this consideration absent his promises set forth herein.

D.This Agreement shall not be construed as an admission by either party of any wrongdoing or liability against the other party or other party released pursuant to this Agreement whatsoever and the parties specifically disclaim and deny any such liability.

Exhibit 10.1
2.SEPARATION BENEFITS

In consideration of the Executive’s execution and non-revocation of this Agreement, and in addition to the Company’s release of claims set forth below, the Company shall provide the Executive with the following separation benefits (the “Separation Benefits”):

A.The Company shall pay the Executive a lump sum cash payment equal to two million, four hundred thousand dollars ($2,400,000). The amount described in this Section 2(A) shall be paid in a single lump sum within thirty (30) days following the Effective Date, subject to applicable withholdings and deductions. For the avoidance of doubt, all of the Executive’s outstanding and unvested performance share units and restricted stock units (and any related dividend payments) shall be forfeited as of the Departure Date.
B.The Company agrees to reimburse or pay, as applicable, the attorneys’ fees and expenses incurred by the Executive in connection with the negotiation, preparation, and execution of this Agreement and matters related to his resignation from the Company, up to a maximum amount of thirty thousand dollars ($30,000).

3.EXECUTIVE’S RELEASE OF CLAIMS

A.In exchange for the above-referenced consideration and the Company’s release of claims in favor of the Executive set forth below in Section 4, the Executive hereby irrevocably releases and forever discharges any and all known and unknown liabilities, debts, obligations, causes of action, demands, covenants, contracts, liens, controversies and any other claim of whatsoever kind or nature that the Executive ever had, now has or may have, as of the date of the Executive's execution of this Agreement, against the Company and any and all of its parent companies, subsidiaries, affiliates and related entities (including, without limitation, any and all persons acting by, through, under, or in concert with the Company or any other of the foregoing), and each of their respective officers, directors, employees, representatives, agents, successors and assigns (collectively, the "Releasees"), whether or not arising out of or related to the performance of any services to or on behalf of the Company or the cessation of those services, including, but not limited to, any rights arising under or relating to the Executive's employment with the Company and/or the cessation of his employment, any allegation of discrimination or retaliation, or based on any federal, state or local law or regulation concerning race, sex, age, handicap, national origin, religion, or any other form of discrimination or retaliation, and any claims arising in contract or tort, including breach of contract, breach of an implied covenant of good faith and fair dealing, or wrongful termination, which the Executive and/or his heirs, executors, administrators, successors and assigns ever had, now have or hereafter can or may have against the Releasees by reason of any matter arising on or before the date hereof; provided that, the Executive is not releasing claims relating to (i) the enforcement of this Agreement; (ii) the Executive’s rights or claims for indemnification (including advancement of legal fees and costs) under the organizational documents of the Company or its affiliates or under applicable law or coverage under its directors and officers or similar liability insurance for his acts or omissions while employed or any indemnification agreement (to the extent that the Company’s insurance policy does not cover the Executive’s acts or omissions while employed after the end of his employment and service as a director, the Company will procure a reasonably acceptable tail insurance policy); (iii) the Executive's vested compensation and equity awards; (iv) the Executive’s vested rights under the regular employee benefit and retirement plans in effect as of the Departure Date; and (v) any claims that cannot be released as a matter of law (with the claims described within clauses (i) through (v) of this proviso being referred to herein as "Excluded Claims"). The claims, demands and causes of action released by the Executive include, but are not limited to, those described above, as well as any claims of wrongful or constructive discharge or demotion, breach of contract (written, oral or

Exhibit 10.1
implied), breach of the covenant of good faith and fair dealing, violation of public policy, defamation, any claim for wages, bonuses, penalties, commissions, unvested equity awards, unvested cash awards, or other compensation, claim for defamation, personal injury, emotional distress, claims under Title VII of the 1964 Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, the Fair Credit Reporting Act, the Occupational Health and Safety Act, the Employee Polygraph Protection Act, the Immigration Reform Control Act, the retaliation provisions of the Sarbanes-Oxley Act of 2002, the Federal False Claims Act, the Equal Pay Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the WARN Act, the Colorado Anti-Discrimination Act, as amended, the Colorado Equal Pay Law, the Colorado Wage Claim Act and Colorado Overtime and Minimum Pay Standards Order No. 39, as amended by any other subsequent executive order or legislative act, the Colorado Labor Peace Act, the Colorado Lawful Off-Duty Activities Statute, the Colorado Public Health Emergency Whistleblower Law, the Colorado Healthy Families and Workplaces Act, the Colorado Civil Rights Commissions' Regulations, Retaliation provisions of the Colorado Workers' Compensation Law, the Colorado Constitution, and/or any similar or analogous law of any other state or local jurisdiction, as applicable; and any other laws, regulations or ordinances relating to employment or employment discrimination, and the laws of contract and tort, to the full extent permitted by law.

B.    Nothing in this Agreement shall prohibit or restrict the Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company's Human Resources, Legal, or Compliance Departments; or (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, any federal, state or municipal law relating to fraud or any rule or regulation of any self-regulatory organization. Nothing in this Agreement is intended to (a) preclude the Executive from (1) enforcing the terms of this Agreement, (2) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or the National Labor Relations Board provided that, to the extent permitted by applicable law, the Executive agrees to waive his right to any monetary recovery with respect to such charge, investigation or proceeding, or (3) filing a charge with, reporting possible violations to, or participating or cooperating with the Securities and Exchange Commission or any other federal, state or local regulatory body or law enforcement agency (each a "Governmental Agency"); or (b) limit the Executive's right to receive an award for any information provided to a Governmental Agency in relation to any whistleblower provisions of federal, state or local law or regulation. In addition, this Agreement does not preclude the Executive from exercising any rights pursuant to Section 7 of the NLRA.

Notwithstanding any other provisions of this Agreement, pursuant to 18 U.S.C. § 1833(b), the Executive understands and acknowledges that he shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and protected from public disclosure. Nothing in Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

C.    The Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act (“ADEA”), and that this waiver and release is knowing and voluntary. The Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which he is already entitled. The Executive further acknowledges that he

Exhibit 10.1
has been advised by this writing that he: (i) consult with an attorney prior to executing this Agreement; (ii) has twenty-one (21) days within which to consider this Agreement, though he may take as much or as little of such period as he desires provided his decision to do so is knowing, voluntary, and not induced by the Company; (iii) has seven (7) days following his execution of this Agreement to revoke this Agreement; (iv) this Agreement shall not be effective until after the revocation period has expired; and (v) nothing in this Agreement prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

4.COMPANY’S RELEASE OF CLAIMS

A.In exchange for the Executive’s execution (and non-revocation) of this Agreement, the Company, along with and on behalf of, the Releasees, hereby irrevocably releases and forever discharges any and all known and unknown liabilities, debts, obligations, causes of action, demands, covenants, contracts, liens, controversies and any other claim of whatsoever kind or nature that the Company ever had, now has or may have as of the date of the execution by the Company of this Agreement, against the Executive, his immediate family and his heirs, agents, administrators, attorneys, beneficiaries, and executors (collectively, the "Executive’s Releasees"), whether or not arising out of or related to the performance of any services to or on behalf of the Company or the termination of those services, including, but not limited to, any rights arising under or relating to the Executive's employment with the Company and/or the cessation thereof, or based on any federal, state or local law or regulation, and any claims arising in contract or tort, including breach of contract, breach of an implied covenant of good faith and fair dealing, or breach of fiduciary duty, which the Company and/or the Releasees ever had, now have or hereafter can or may have against the Executive’s Releasees by reason of any matter arising on or before the date of execution of this Agreement; provided that, the Company is not releasing claims relating to (i) the enforcement of this Agreement or (ii) based on intentional misconduct or fraud.

B.Notwithstanding the foregoing, nothing in this Agreement is intended to preclude the Company from enforcing the terms of this Agreement, including Section 19 of the LTIP.

5.COOPERATION

Without limitation to the Executive's rights to indemnification and insurance coverage of the types described in the definition of "Excluded Claims" above, the Executive further agrees to reasonably cooperate with the Company in connection with any matter arising out of or related to his former employment including, but not limited to, any existing or future litigation involving the Company, whether administrative, civil or criminal in nature, in which and to the extent the Company reasonably deems the Executive's cooperation necessary after consideration of, and due regard for, the professional and personal obligations of the Executive (and with the Company providing advancement and reimbursement for out-of-pocket expenses reasonably incurred by the Executive or pre-approved by the Company in connection therewith).

6.RETURN OF PROPERTY; ANNOUNCEMENTS

A.The Executive represents that he shall promptly return to the Company all confidential, proprietary and non-public materials, and any other property of the Company in his possession, including, but not limited to, Company-issued computers, laptops, PDAs and phones. The Executive and the Company’s IT Department shall cooperate so that the Executive may retain his personal information on the Company’s systems, including his contacts.

Exhibit 10.1

B.The parties have mutually agreed that the Company shall issue a press release substantially in the form attached as Exhibit A no later than when the Company typically files after the market closes on March 26, 2026 with respect to the Executive’s resignation, and the parties agree that any public statements regarding the Executive’s departure from the Company shall be consistent with the language contained therein. The Company shall also provide the Executive with an opportunity to review the Form 8-K that will be filed describing this Agreement.

7.MUTUAL NON-DISPARAGEMENT

Except as required by law or by any regulatory requirements, the Executive agrees that he shall not publicly make, publish or issue, or cause to be made, published or issued any untrue or disparaging statements whatsoever concerning the Company, and/or any of its directors, officers and employees, or its business and products. Likewise, the Company agrees to not, and to cause its executive officers and directors to not, publicly make, publish or issue, or cause to be made, published or issued any untrue or disparaging statements whatsoever concerning the Executive, including anything that could reasonably be expected to reflect negatively on his personal or professional reputation. Nothing in this Section shall prevent any person from providing truthful and complete testimony or from making a report to a federal or state regulatory authority in a manner provided or protected by law.

8.RESTRICTIVE COVENANTS. In addition to the restrictive covenants set forth in the LTIP or any other agreement between the Company and the Executive, in consideration for the benefits provided to the Executive pursuant to Section 2 hereof, the Executive agrees to the following:

A.The Executive shall not, during the Prohibited Period, render services for any organization or engage directly or indirectly in any business that, in the judgment of the Board, is or becomes competitive with the Company based on the Executive’s post-employment responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between the Company and the other organization or business, the effect on the Company’s shareholders, customers, suppliers and competitors of the Executive assuming the post-employment responsibilities and such other considerations as are deemed relevant given the applicable facts and circumstances. The Executive shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter and such investment does not represent a greater than five percent equity interest in the organization or business. Without limiting the generality of the foregoing, the Executive expressly covenants and agrees that during the Prohibited Period (i) the Executive will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area and (ii) the Executive will not, and the Executive will cause the Executive’s affiliates not to, directly or indirectly, own, manage, operate, join, become an employee, partner, owner or member of (or an independent contractor to), control or participate in or loan money to, sell or lease equipment to or sell or lease real property to any business, individual, partnership, firm, corporation or other entity which engages in a Competing Business in the Restricted Area. For the avoidance of doubt, the Executive’s affiliates shall include the Executive’s spouse, but shall not include the Executive’s stepson who is an employee of the Company.

B.The Executive further expressly covenants and agrees that during the Prohibited Period, without the express approval of the Board, the Executive will not, and the Executive will cause the Executive’s affiliates not to: (1) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is (or was during the 6 month preceding the date of such action) an

Exhibit 10.1
officer or employee of any Company Entity or (2) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from any Company Entity any person who or which is a customer of any of such entities during the period during which Executive is employed by the Company.

C.The Executive expressly recognizes that the Executive was a high-level, executive employee who was be provided with access to trade secrets as part of the Executive’s employment and that the restrictive covenants set forth in this Section 8 are reasonable and necessary in light of the Executive’s former executive position and access to the Company Entities’ trade secrets. Notwithstanding the foregoing, maintenance of the Executive’s existing investments in the oil and gas activities or the passive ownership of not more than 5% of the outstanding shares of any publicly traded security, shall not constitute a violation of this Section 8.

D.Failure to comply with the provisions of this Section 8 during the Prohibited Period shall, in addition to the remedies described in Section 8(F), cause the settlement, payment or delivery or the benefits described in Section 2(A) to be rescinded. The Company shall notify the Executive in writing of any such rescission promptly upon receiving notice of facts entitling the Company to such rescission. Within ten days after receiving such a notice from the Company, the Executive shall pay to the Company the amount of any gain realized or payment received (including any amounts not technically received but used to satisfy any tax withholding obligation) in connection with the rescinded settlement, payment or delivery pursuant to the Agreement. Such payment shall be made either in cash or by returning to the Company the number of shares of stock that the Executive received, if applicable, (including any amounts not technically received but used to satisfy any tax withholding obligation) in connection with the rescinded settlement, payment or delivery.

E.The Executive and the Company agree to the non-competition and non-solicitation provisions of this Section 8: (i) in consideration for the confidential information previously provided by the Company to the Executive; (ii) as part of the consideration for the compensation to be paid to the Executive hereunder; and (iii) to protect the trade secrets and confidential information of the Company Entities disclosed or entrusted to the Executive by the Company Entities or created or developed by the Executive for the Company Entities, the business goodwill of the Company Entities developed through the efforts of the Executive and/or the business opportunities disclosed or entrusted to the Executive by the Company Entities.

F.The Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in this Section 8 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company Entities. The Executive and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Section 8 by the Executive, and the Company Entities shall be entitled to enforce the provisions of this Section 8 by terminating payments then owing to the Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 8 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Executive and the Executive’s agents and the remedies described in Section 8(D).

G.The Executive hereby represents to the Company that the Executive has read and understands, and agrees to be bound by, the terms of this Section 8. The Executive acknowledges that the geographic scope and duration of the covenants contained in this Section 8 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the nature and geographic scope of the operations of

Exhibit 10.1
the Company Entities, (ii) the Executive’s level of control over and contact in all jurisdictions in which it is conducted, and (iii) the amount of compensation, trade secrets and confidential information that Executive is receiving in connection herewith and the Executive’s prior employment with the Company. It is the desire and intent of the Parties that the provisions of this Section 8 be enforced to the fullest extent permitted under applicable law, the Executive and the Company hereby waive any provision of applicable law that would render any provision of this Section 8 invalid or unenforceable. It is specifically agreed that the period specified in Section 8 shall be computed by excluding from that computation any time during which the Executive is in violation of any provision of Section 8.

H.The Company and the Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Section 8 would cause irreparable injury to the applicable Company Entity. The Executive expressly represents that enforcement of the restrictive covenants set forth in this Section 8 will not impose an undue hardship upon the Executive or any person or entity affiliated with the Executive. The Executive understands that the foregoing restrictions may limit the Executive’s ability to engage in certain businesses, but acknowledges that the Executive is receiving sufficiently high remuneration and other benefits from the Company to justify such restriction. Further, the Executive acknowledges that the Executive’s skills are such that the Executive can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and the Executive intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

I.Definitions. As used in this Section 8, the following terms shall have the following meanings:
i.“Business” means any endeavor in which any Company Entity is engaged or actively pursuing engagement during the Prohibited Period, and the provision of products or services that are substantially similar to the products or services provided by any business, partnership, firm, corporation or other entity which any Company Entity has made substantial progress toward acquiring on or before the date of termination of the Executive’s employment with the Company or an affiliate. For the purposes of this definition, the execution by any Company Entity of a binding or non-binding letter of intent, term sheet, or similar agreement or a confidentiality agreement or similar agreement with respect to the acquisition of a business, partnership, firm, corporation or other entity on or before the date of termination of the Executive’s employment with the Company or an affiliate shall constitute sufficient evidence of the Company Entity having made substantial progress towards acquiring such business, partnership, firm, corporation or other entity.

ii.“Company Entity” or “Company Entities” shall mean (1) the Company and its affiliates and (2) any other entity for which the Company provides services, for so long as the Company provides services for such entity.

iii.“Competing Business” means any business, individual, partnership, firm, corporation or other entity which wholly or in any significant part engages in any business competing with any Business in the Restricted Area.

Exhibit 10.1
iv.“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

v.“Prohibited Period” means the period commencing on the Departure Date ending nine months after the Departure Date.

vi. “Restricted Area” means the United States of America and any other country in which any Company Entity engages in any Business.

9.BINDING EFFECT

This Agreement inures to the benefit of and is binding on the Executive's heirs and personal representative and on the successors of the Company.

10.GOVERNING LAW

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Colorado, without regard to conflicts of law principles thereof. The parties hereby consent to personal and exclusive jurisdiction and venue in the State of Colorado.

11.PERIOD TO CONSIDER THE AGREEMENT & RIGHT TO RESCIND.

A.The Executive may take up to twenty-one (21) days from his receipt of this Agreement to review and consider its terms, and may use as much or as little of this period of time as he wishes prior to reaching a decision regarding the signing of this Agreement. If the Executive does not sign, date, and return this Agreement within 21 days of receiving it, this Agreement shall not be valid, and the Executive shall not receive the Separation Benefits described in Section 2 and the release is Section 4 shall not be effective.

B.This Agreement may be revoked by the Executive at any time within 7 days after the date he signs it (the “Revocation Period”). The revocation must be in writing and received by the Company before the expiration of the Revocation Period. Any revocation must be addressed to

Gina Matero
VP – Legal, Oil and Gas Operations
Vitesse Energy, Inc.
5619 DTC Parkway
Suite 700
Greenwood Village, CO 80111
ginamatero@vitesse-vts.com

12.SECTION 409A

This Agreement is intended to either be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the interpretative guidance thereunder (the “Code”), including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be construed and interpreted in accordance with such intent. The Departure Date is intended to be a “separation from service” for purposes of

Exhibit 10.1
Section 409A of the Code. Since the Executive is deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any Separation Benefit that is considered non-qualified deferred compensation under Section 409A payable on account of a “separation from service,” notwithstanding anything to the contrary contained in this Agreement, such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service”, and (ii) the date of the Executive’s death (the “Delay Period”) if necessary to avoid the imposition of a tax under Section 409A. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this subsection (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Each installment payment provided for in this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.

13.SEVERABILITY

If any provision of this Agreement is deemed invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable, and the remainder of this Agreement shall continue in full force and effect.

14.COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument. Signatures exchanged electronically shall have the same force and effect as originals.

15.NO RELIANCE

The parties hereto represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any of the parties or by any of the parties' agents, attorneys or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those specifically set forth within this Agreement.

16.ENTIRE AGREEMENT

The Executive acknowledges that this Agreement and the other agreements referred to and incorporated herein (including the Equity Agreements and the LTIP, as modified herein) set forth the entire agreement between the Executive and the Company, and fully supersedes any and all prior agreements or understandings between the Executive and the Company, if any, pertaining to the end of the Executive's employment with the Company and the related matters contemplated herein.

17.ACKNOWLEDGMENT

The Executive represents and agrees that he:

i.has carefully read and fully understands all of the provisions of this Agreement;

Exhibit 10.1
ii.understands that in agreeing to this document, he is releasing the Company and the other Releasees from any and all claims (other than Excluded Claims) that he may have against the Company or any of the other Releasees;

iii.knowingly and voluntarily agrees to all terms set forth in this Agreement;

iv.was advised in writing to consult with an attorney of his choice in considering the terms of this Agreement and was so advised;

v.has a full twenty-one (21) days from the date of receipt of this Agreement to consider whether he shall execute this Agreement;

vi.has a full seven (7) days following the execution of this Agreement to revoke this Agreement;

vii.has signed this Agreement voluntarily and entirely of his own free will.

[Remainder of page intentionally blank.]
IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement as of the date set forth below.

ROBERT GERRITY	VITESSE ENERGY, INC.
___/s/ Robert Gerrity______________________	By: ____/s/ Daniel O'Leary__________________ Daniel O'Leary Lead Independent Director
Date: ___March 26, 2026___________________	Date: ____March 26, 2026__________________

Exhibit 10.1
EXHIBIT A

PRESS RELEASE